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                                                                    EXHIBIT 12.1

                               AMERICREDIT CORP.
                      STATEMENT RE COMPUTATION OF RATIOS
                            (dollars in thousands)

                                                             NINE MONTHS ENDED
                                YEARS ENDED JUNE 30,              MARCH 31,
                                --------------------         -----------------
                              1996      1997       1998       1998       1999
                              ----      ----       ----       ----       ----

COMPUTATION OF EARNINGS:

Income before
  income taxes             $34,256    $62,925   $ 80,162    $57,559   $ 85,143
Interest expense (none
  capitalized)              13,129     16,312     27,135     18,973     25,660
                           -------    -------   --------    -------   --------
                           $47,385    $79,237   $107,297    $76,532   $110,803
                           =======    =======   ========    =======   ========

COMPUTATION OF FIXED CHARGES:

Interest expenses          $13,129    $16,312   $ 27,135    $18,973   $25,660
                           -------    -------   --------    -------   --------

Total fixed charges        $13,129    $16,312   $ 27,135    $18,973   $25,660
                           =======    =======   ========    =======   ========

RATIO OF EARNINGS TO
  FIXED CHARGES               3.6x       4.9x       4.0x       4.0x      4.3x
                              ----       ----       ----       ----      ----